Exhibit 99.1

                                                                       BETHLEHEM
                                                     Bethlehem Steel Corporation
                                               Corporate Communications Division
                                                       Public Affairs Department
                                                              1170 Eighth Avenue
                                                        Bethlehem, PA 18016-7699
                                                           (610) 694-3711- Phone
                                                            (610) 694-1509 - Fax
                                                       INTERNET HOMEPAGE ADDRESS
                                                        http://www.bethsteel.com




FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------

                BETHLEHEM AGREES IN PRINCIPLE TO SELL MOST ASSETS
                          TO INTERNATIONAL STEEL GROUP

           BETHLEHEM, Pa., February 5, 2003 - Bethlehem Steel Corporation has reached an agreement in principle with International Steel Group (ISG) for the sale of substantially all of Bethlehem's assets.

           The agreement is subject to the approval of Bethlehem's board, the completion of an asset purchase agreement, the approval of the bankruptcy court having jurisdiction of Bethlehem's chapter 11 case and the satisfaction of certain conditions to closing, including required governmental approvals and other consents, and the resolution of certain claims by the Pension Benefit Guaranty Corporation.

           The terms of the sale, which are under review by the board, will be considered in a special meeting of Bethlehem's board this Saturday, February 8.

           "Following a thorough review of ISG's proposal, Bethlehem's executive management and its advisors believe that the acquisition by ISG will provide the best value achievable to Bethlehem and will also allow Bethlehem's well-maintained facilities to remain in operation, thereby preserving thousands of jobs," said Robert S. Miller, Bethlehem's chairman and chief executive officer. "I and our advisors have recommended to the board that Bethlehem accept the ISG offer and complete an asset purchase agreement that is essential to closing this transaction."

           Bethlehem's assets include steelmaking facilities in Burns Harbor, Ind.; Sparrows Point, Md.; Steelton, Pa., and Coatesville, Pa., as well as finishing locations in New York, Pennsylvania and Ohio. In addition, Bethlehem participates in several joint ventures. Other assets include land on the sites of former Bethlehem operations in primarily New York and Pennsylvania.

           The agreement, if approved by the board and the bankruptcy court, would be subject to a sale and auction process in the bankruptcy court. A closing would occur following sale approval by the court.

           "The proposed sale to ISG would create, we believe, the most value for Bethlehem's constituents and enable our plants to continue to serve their customers without interruption. If the board approves the terms of the proposed sale at its next meeting late this week, we will then be prepared to move forward with the various steps needed to transfer these assets to ISG ownership and management," Mr. Miller said.

           The sale of Bethlehem's assets to ISG will create the largest steel company in North America with shipment capability of 16 million tons. "Completion of this sale will represent the most significant consolidation action thus far in the domestic steel industry. This dramatic turnaround in the prospects for the industry has been made possible by the innovative new labor agreement with the USWA, which will apply to Bethlehem's facilities, and by President Bush's courageous steel trade program initiated last spring," Mr. Miller concluded.

media contact:
Bette Kovach
610-694-6308